RF Connector Division / RF Cable Assembly Division RF Bioconnect Division / RF Worswick / OddCables Div. RF RadioMobile Div. / RF Neulink Division RF Aviel Electronics Div./ RF Precision Division

Investor Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	James Doss, President
Institutional marketing Services (IMS)	(858) 549-6340
(203) 972-920	rfi@rfindustries.com
jnesbett@institutionalms.com

RF Industries Reports Preliminary Unaudited Results for

Fiscal 2012 Fourth Quarter and Year End; Q4 Revenues Increased 77% to

a Record $10.5 M and Earnings Per Basic Share Increased to $0.17

San Diego, California, January 7, 2013 – RF Industries Ltd. (NASDAQ: RFIL) announced preliminary unaudited financial results for the fiscal fourth quarter and year ended October 31, 2012.

For the fourth quarter ended October 31, 2012, preliminary unaudited revenues increased $4.5 million, or 77%, to $10.5 million as compared to $6.0 million in the same quarter of fiscal 2011. Preliminary unaudited consolidated net income for the quarter was $1.2 million, or $0.17 per basic and $0.15 per diluted share, compared to consolidated net loss of $50 thousand, or $0.01 net loss per basic and diluted share in the fourth quarter of 2011.

For the fiscal year ended October 31, 2012, preliminary unaudited revenues increased 56% to $30.2 million as compared to revenues of $19.4 million in fiscal 2011. Preliminary unaudited consolidated net income was $2.6 million or $0.38 per basic and $0.34 per diluted share as compared to consolidated net income of $773 thousand or $0.12 per basic and $0.11 per diluted share in the same prior year period.

Howard Hill, RF Industries’ Chief Executive Officer, stated, “2012 was an exceptional year for the company. It is particularly gratifying that the strength in both the fourth quarter and 2012 stemmed from strong performance of all divisions across our company, with each division growing and contributing to our profitability. The new OptiFlex™ power and fiber optic cabling system for high-speed wireless antenna towers that our Cables Unlimited division introduced in 2012 realized particularly strong acceptance in the marketplace. That division’s revenue grew to $4.9 million, an increase of 183% for the quarter compared to the fourth quarter of last year. Furthermore, the RadioMobile division of our RF Wireless segment benefited in the quarter from additional shipments associated with a $2.6 million order to the L.A. County Fire Department. Our balance sheet provides a firm foundation for future growth, and we are particularly encouraged by the first two months of Q1 2013 which point to strong growth and profitability for the quarter.”

7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728

Fax: (858) 549-6345 • Email: rfi@rfindustries.com • www.rfindustries.com

RF Connector Division / RF Cable Assembly Division RF Bioconnect Division / RF Worswick / OddCables Div. RF RadioMobile Div. / RF Neulink Division RF Aviel Electronics Div./ RF Precision Division

The Company expects to report fully audited results for fiscal 2012 no later than the week of January 29, 2013.

About RF Industries

RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products and fiber optic cable products. Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies. Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market. RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions. Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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7610 Miramar Road, San Diego, CA 92126-4202 • (858) 549-6340 • (800) 233-1728

Fax: (858) 549-6345 • Email: rfi@rfindustries.com • www.rfindustries.com